FIRST AMENDMENT
TO THE REGISTRATION RIGHTS AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) TO THE REGISTRATION RIGHTS AGREEMENT dated as of September 29, 2006 (the “Agreement”) is entered into as of December 20, 2006, by and among Hunter World Markets, Inc. (“Hunter”), Pro Elite, Inc., a New Jersey corporation (“Company”), and Absolute Return Europe Fund, Absolute East West Fund, Absolute Octane Fund, Absolute Large Cap Fund, Absolute Activist Value Fund and European Catalyst Fund (collectively, the “Purchasers”).

The Company and the Purchasers hereby agree to amend the Agreement as follows (capitalized terms not defined herein shall have the meanings ascribed to them in the Agreement):

1.  Definitions.

(a)  “Filing Date” means, with respect to the Registration Statement required to be filed hereunder, January 12, 2007.

(b)  “Registrable Securities” means, as to this Agreement only, all of the Shares of the Company’s Common Stock owned by the Purchasers.

2.  Unregistered Securities. With respect to the shares of the Company’s Common Stock owned by Hunter and/or its affiliates, and all of the shares of the Common Stock issuable upon exercise of the Warrants, the Bridge Warrants and the Placement Agent Warrants held together with any shares of Common Stock issued or issuable upon any stock split, dividend or other distribution, recapitalization or similar event with respect to the foregoing, the Company shall file a registration statement on the later of: (i) the tenth (10th) business day following the date which is six (6) months from the Filing Date or (ii) such later date as Hunter directs by written notice to the Company to effect the filing of such registration statement.

3.  Effect of Agreement. Except as amended herein, the Agreement shall remain in full force and effect.

This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties have accepted and agreed to this Amendment of the Agreement, and have executed this Amendment as of the day and year first above written.

Pro Elite, Inc. By: /s/ Douglas De Luca Name: Douglas De Luca Its: CEO	Hunter World Markets, Inc. By: /s/ Todd Ficeto Name: Todd Ficeto Its: President

Absolute Return Europe Fund By: /s/ Florian Homm Name: Florian Homm Its: CIO	Absolute Octane Fund By: /s/ Florian Homm Name: Florian Homm Its: CIO

Absolute East West Fund By: /s/ Florian Homm Name: Florian Homm Its: CIO	Absolute Large Cap Fund By: /s/ Florian Homm Name: Florian Homm Its: CIO

Absolute Activist Value Fund By: /s/ Florian Homm Name: Florian Homm Its: CIO	European Catalyst Fund By: /s/ Florian Homm Name: Florian Homm Its: CIO